Exhibit 10.2
Execution Version

AMENDED AND RESTATED
PURCHASE AGREEMENT
BETWEEN
ALLIANCE LAUNDRY EQUIPMENT RECEIVABLES 2015 LLC
as Buyer
AND
ALLIANCE LAUNDRY SYSTEMS LLC,
as Seller
DATED AS OF JUNE 8, 2018

TABLE OF CONTENTS
(continued)
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EXHIBITS
Exhibit A-1 – [Reserved]
Exhibit A-2 - Form of Subsequent PA Assignment

APPENDICES

Appendix A	Definitions
Appendix B	Notice Addresses and Procedures

SCHEDULES

Schedule Number	Description
3.1(k)	Perfection Certificate - Seller
3.1(p)	Listing of Lockbox and Bank Accounts
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This AMENDED AND RESTATED PURCHASE AGREEMENT, dated as of June 8, 2018 this “Agreement”), is made by and between ALLIANCE LAUNDRY EQUIPMENT RECEIVABLES 2015 LLC, a Delaware limited liability company (together with its permitted successors and assigns, the “Buyer”), and ALLIANCE LAUNDRY SYSTEMS LLC, a Delaware limited liability company individually, and as Servicer (in its individual capacity, “ALS,” or “Seller”).
WHEREAS, pursuant to the Purchase Agreement, dated as of June 12, 2015, among the parties hereto (as amended, restated, supplemented or otherwise modified through the date hereof, the “Original Agreement”), Buyer purchased from Seller, from time to time, Loans and all Related Security (as such terms are defined in the Original Agreement);
WHEREAS, pursuant to the Original Agreement, Seller sold to Buyer from time to time such Loans and Related Security (as such terms are defined in the Original Agreement);
WHEREAS, pursuant to the Pooling and Servicing Agreement, dated as of June 12, 2015 (as amended, restated, supplemented or otherwise modified through the date hereof, the “Original Pooling and Servicing Agreement”), Buyer sold or otherwise transferred such Loans and Related Security (as such terms are defined in the Original Agreement), to Alliance Laundry Equipment Receivables Trust 2015-A (together with its permitted successors and assigns, the “Issuer”);
WHEREAS, pursuant to the Indenture, dated as of June 12, 2015 (as amended, restated, supplemented or otherwise modified through the date hereof, the “Original Indenture”), the Issuer issued notes (any such issued notes collectively the “Securities”) to fund its acquisition of such Loans and Related Security (as such terms are defined in the Original Agreement);
WHEREAS, pursuant to the Original Indenture, the Issuer has pledged, among other things, its rights in such Loans and Related Security (as such terms are defined in the Original Agreement), including its rights under the Original Agreement, to the Indenture Trustee under the Indenture for the benefit of the Securityholders;
WHEREAS, the parties to the Original Pooling and Servicing Agreement have agreed to amend and restate the Original Pooling and Servicing Agreement, and the parties to the Original Indenture have agreed to amend and restate the Original Indenture; and
WHEREAS, in connection with the amendment and restatement of the Original Pooling and Servicing Agreement and the Original Indenture, the parties hereto desire to amend and restate the Original Agreement in its entirety as set forth herein.
NOW, THEREFORE, in consideration of the foregoing, the other good and valuable consideration and the mutual terms and covenants herein contained, the parties hereto agree to amend and restate the Original Agreement as follows:

ARTICLE I.
DEFINITIONS
SECTION 1.1    Definitions. Capitalized terms used but not otherwise defined in this Agreement shall have the respective meanings assigned them in Part A of Appendix A hereto, as it may be amended, supplemented or modified from time to time, and such capitalized terms used herein but not otherwise defined in Part A of Appendix A hereto shall have the respective meanings assigned them in Part I of Appendix A to the Amended and Restated Pooling and Servicing Agreement, dated as of the date hereof (the “Pooling and Servicing Agreement”), as it may be amended, supplemented or modified from time to time. All references herein to “the Agreement” or “this Agreement” are to this Purchase Agreement as it may be amended, supplemented or modified from time to time, the exhibits hereto and the capitalized terms used herein which are defined in Appendix A hereto, and all references herein to Articles, Sections and subsections are to Articles, Sections or subsections of this Agreement unless otherwise specified. The rules of construction set forth in Part B of such Appendix A hereto shall be applicable to this Agreement.
ARTICLE II.
PURCHASE AND SALE OF SPECIFIED ASSETS
SECTION 2.1    Initial Transfer of Specified Assets; Subsequent Transfers of Specified Assets prior to the Restatement Date.
(a)    On the terms and subject to the conditions set forth in the Original Agreement (including the conditions precedent set forth in Article IV of the Original Agreement), the Seller transferred to the Buyer, effective as of the Closing Date, all of the Seller’s right, title and interest in, to and under (i) each Loan that was listed on the Funding Date Data Pool Report delivered on the Closing Date, which report contained data as of the Initial Cutoff Date; (ii) all Related Security with respect to all Loans described in clause (i); (iii) the Lockbox Accounts, the Bank Accounts, all documents, instruments and agreements relating to the Lockbox Accounts and the Bank Accounts, and all amounts from time to time on deposit in the Lockbox Accounts or the Bank Accounts; (iv) all Records relating to any of the foregoing; and (v) all Proceeds of the foregoing, including Collections.
(b)    On the terms and subject to the conditions set forth in the Original Agreement (including the conditions precedent set forth in Article IV of the Original Agreement), the Seller transferred to Buyer, and Buyer accepted from the Seller, after the Closing Date and prior to the Restatement Date, all of the Seller’s right, title and interest in, to and under (i) each Loan that was listed on a Funding Date Data Pool Report delivered with respect to the related Funding Date after the Closing Date and prior to the Restatement Date; (ii) all Related Security with respect to all Loans described in clause (i); (iii) all Records relating to any of the foregoing; and (iv) all Proceeds of the foregoing, including Collections.
SECTION 2.2    Subsequent Transfers of Specified Assets. On the terms and subject to the conditions set forth in this Agreement (including the conditions precedent set forth in Article IV), the Seller agrees to transfer to Buyer (which transfer shall be characterized as set forth in Section 2.4), and Buyer agrees to accept from the Seller, at the times set forth in Section 2.3, all of the Seller’s right, title and interest in, to and under:
(a)    each Loan that is listed on a Funding Date Data Pool Report delivered two (2) Business Days prior to the related Funding Date (provided, however, that once per calendar quarter, such Funding Date Data Pool Report may be delivered one (1) Business Day prior to the related Funding Date), which report shall contain data as of the Loan Cutoff Date;
(b)    all Related Security with respect to all Loans described in Section 2.2(a) above;
(c)    all Records relating to any of the foregoing; and
(d)    all Proceeds of the foregoing, including Collections.
As used herein, (i) “Purchased Loans” means the items listed above in Sections 2.1(a)(i), 2.1(b)(i) and 2.2(a), (ii) “Related Assets” means the items listed above in Sections 2.1(a)(ii) through (a)(v), Sections 2.1(b)(ii) through (iv) and Sections 2.2(b) through (d), collectively, and (iii) “Specified Assets” means the Purchased Loans and the Related Assets collectively.
SECTION 2.3    Timing of Conveyances. Subject to the satisfaction of the terms and conditions of Section 4.1:
(a)    Initial Closing Date Conveyances; Conveyances prior to the Restatement Date. The Specified Assets described in Section 2.1(a) were conveyed by the Seller to the Buyer on the Closing Date pursuant to a written assignment substantially in the form of Exhibit A-1 to the Original Agreement and executed and delivered on June 12, 2015 (the “Initial PA Assignment”). The Specified Assets described in Section 2.1(b) were conveyed by the Seller to the Buyer on the applicable Funding Dates after the Closing Date and prior to the Restatement Date pursuant to a written assignment substantially in the form of Exhibit A-2 to the Original Agreement (each an “Original Subsequent PA Assignment”).
(b)    Regular Purchases. On the Restatement Date, and thereafter from time to time until the earlier to occur of (x) the Conversion Date and (y) the closing of the Seller’s business on the Purchase Termination Date, any Purchased Loans and Related Assets shall be transferred by the Seller to the Buyer pursuant to a written assignment substantially in the form of Exhibit A-2 (each a “Subsequent PA Assignment” and, together with the Initial PA Assignment and the Original Subsequent PA Assignments, the “PA Assignments”), on the Purchase Date set forth in a Funding Date Data Pool Report delivered by the Seller to the Buyer that lists such Purchased Loans; provided, however, that such purchases and sales of Loans shall occur not more frequently than three times per calendar week.
SECTION 2.4    Consideration for, and Characterization of, Purchases. (a) On the terms and subject to the conditions set forth in this Agreement, Buyer agrees to make Purchase Price payments to, and accept capital contributions from, the Seller in accordance with the provisions of Section 2.12.

(b)    The transfers contemplated in Section 2.1 and Section 2.2 of Purchased Loans that are Eligible Loans as of the related Purchase Date shall be treated as (x) sales to the extent of cash received by the Seller from Buyer on the related Purchase Date and (y) to the extent the Total Consideration is in excess of the amount set forth in clause (x), a contribution to the capital of the Buyer in the amount of such excess. The transfers of Purchased Loans contemplated in Sections 2.1 and 2.2 that are not Eligible Loans as of the related Purchase Date shall be treated as a capital contribution to the Buyer.
SECTION 2.5    No Recourse. Except as specifically provided in this Agreement, the sale and purchase of Specified Assets under this Agreement shall be without recourse to the Seller; it being understood that the Seller shall be liable to Buyer for all representations, warranties, covenants and indemnities made by the Seller pursuant to the terms of this Agreement, all of which obligations are limited so as not to constitute recourse to the Seller for the credit risk of the Obligors under any Purchased Loans.
SECTION 2.6    No Assumption of Obligations Relating to Specified Assets or Contracts. None of the Buyer, the Servicer, the Issuer, the Indenture Trustee or any Third Party Financier shall have any obligation or liability to any Obligor or other customer or client of the Seller, including any obligation to perform any of the obligations of the Seller under any Specified Asset. No such obligation or liability is intended to be assumed by the Buyer, the Servicer, the Issuer, the Indenture Trustee or any Third Party Financier, and any assumption is hereby expressly disclaimed.
SECTION 2.7    True Sales and True Contributions. The Seller and Buyer intend the transfers of Specified Assets hereunder to be absolute conveyances by the Seller to Buyer that are absolute and irrevocable and that provide Buyer with the full benefits of ownership of the Specified Assets, and (other than for tax purposes) neither the Seller nor Buyer intend the transactions contemplated hereunder to be, or for any purpose to be characterized as, loans from Buyer to the Seller. Without limiting or otherwise affecting the preceding sentence, and solely for tax purposes, the transactions contemplated by the Basic Documents will be treated as a financing by the Seller. However, in the event that, notwithstanding the intent of the parties, any Specified Assets are determined to be property of the Seller’s estate, then (i) this Agreement also shall be deemed to be a security agreement within the meaning of the UCC, and (ii) the conveyance by the Seller provided for in this Agreement shall be deemed to be a grant by the Seller to Buyer of all of the Seller’s right, title and interest in, to and under the Specified Assets, whether now or hereafter existing or created, to secure (1) the rights of Buyer hereunder, (2) a loan by Buyer to the Seller in the amount of the Total Consideration and (3) without limiting the foregoing, the payment and performance of the Seller’s obligations (whether monetary or otherwise) hereunder. The Seller and Buyer shall, to the extent consistent with this Agreement, take such actions as may be necessary to ensure that, if this Agreement were deemed to create a security interest in the Specified Assets, such security interest would be deemed to be a perfected security interest of first priority (subject to Permitted Adverse Claims) in favor of Buyer under Applicable Law and shall be maintained as such throughout the term of this Agreement. The parties agree that the foregoing sales of Specified Assets constitute sales of “tangible chattel paper” or “promissory notes” as described in the UCC, and that this Agreement shall create a security interest in favor of the Buyer as the purchaser of the Specified Assets. Notwithstanding such intent, if the arrangements with respect to the Specified Assets hereunder are deemed for any purpose to constitute a loan and not a purchase and sale or contribution of such Specified Assets, it is the intention of the parties hereto that this Agreement shall still constitute a security agreement under Applicable Law, and the Seller hereby grants to the Buyer a first priority perfected security interest (subject to Permitted Adverse Claims) in all of the Seller’s right, title and interest, whether now owned or hereafter acquired, in, to and under the Specified Assets, and all money, accounts, general intangibles, payment intangibles, chattel paper, instruments, documents, goods, supporting obligations, investment property, deposit accounts, securities accounts, certificates of deposit, letters of credit, letter-of-credit rights, and advices of credit consisting of, arising from or related to the Specified Assets, and all proceeds thereof, to secure its obligations hereunder, including its obligation to remit to the Buyer, or its successors and assigns, all Collections of the Specified Assets and other proceeds of the Specified Assets.
SECTION 2.8    [Reserved].
SECTION 2.9    [Reserved].
SECTION 2.10    Calculation of Purchase Price. With respect to each Purchase Date when Specified Assets are transferred to Buyer from the Seller pursuant to Section 2.2, the “Purchase Price” to be paid by the Buyer to the Seller on such Purchase Date for the applicable Specified Assets that are Eligible Loans, shall be determined in accordance with the following formula:
PP    =    AUB x PPP
where:
PP    =    the aggregate Purchase Price for the applicable Specified Assets to be purchased from the Seller on such Purchase Date;
AUB    =    the “Aggregate Unpaid Balance” of the applicable Purchased Loans that are to be transferred from the Seller on the applicable Purchase Date. For purposes of this calculation, “Aggregate Unpaid Balance” shall mean the sum of the Unpaid Balance of each applicable Loan to be transferred from the Seller on such Purchase Date, calculated as of the close of business on the third Business Day prior to such Purchase Date; and
PPP    =    100%.
SECTION 2.11    [Reserved].
SECTION 2.12    Purchase Mechanics. (a) (i) To the extent Buyer has sufficient funds to make a cash payment to the Seller of the Purchase Price, then the Buyer shall purchase from the Seller on each Purchase Date, the Purchased Loans that are Eligible Loans and the associated Related Assets pursuant to Section 2.2, and in each case on the terms and subject to the conditions of this Agreement, and Buyer shall pay to the Seller the Purchase Price for the applicable Purchased Loans and the associated Related Assets in cash, to the extent that Buyer has cash available to make such payment pursuant to Section 2.14.
(ii)    To the extent the Buyer has insufficient funds to make a cash payment to the Seller of the Purchase Price on any Purchase Date, then the Seller shall be deemed to have made a capital contribution to the Buyer in the amount of such deficiency (that is, in an amount equal to the difference between (x) an amount equal to the aggregate Purchase Price that would be payable for all Eligible Loans and the associated Related Assets transferred on such applicable Purchase Date had they all been sold for cash (such amount, the “Total Consideration”) less (y) the Purchase Price actually paid for all Eligible Loans transferred on such Purchase Date) on such Purchase Date with respect to the remainder of the Purchased Loans that are Eligible Loans and the associated Related Assets, pursuant to Section 2.2 on the terms and subject to the conditions of this Agreement.
(b)    The Seller shall be deemed to have made a capital contribution to the Buyer on each Purchase Date of the Purchased Loans that are not Eligible Loans and the associated Related Assets as of such Purchase Date.
(c)    If on any Business Day, any of the Buyer, the Issuer, the Administrative Agent, or the Required Noteholders reasonably determines that any Purchased Loan that was identified as an Eligible Loan on the related Funding Date Data Pool Report or the associated Related Assets failed to comply with the representations set forth in Section 3.1 on the Purchase Date on which such Purchased Loan was transferred by the Seller to Buyer, then, the Seller shall, at its election, either repurchase the affected Purchased Loans for the Purchase Price equal to the Warranty Payment for such Loan or provide the Buyer (or the Issuer as its assignee) with a Substitute Loan, at the times and in accordance with the procedures set forth in Section 2.12 or 2.13 as applicable of the Pooling and Servicing Agreement.
SECTION 2.13    [Reserved].
SECTION 2.14    Application of Collections and Other Funds. If, on any day, Buyer receives payments from the Trust as permitted by the Indenture, Buyer shall apply the funds as follows:
(a)    first, to pay its existing expenses and to set aside funds for the payment of expenses that are then accrued (in each case to the extent such expenses are permitted to exist under the applicable Third Party Documents);
(b)    second, to pay the unpaid Purchase Price pursuant to Section 2.12 for the applicable Specified Assets which were purchased by Buyer from the Seller on such day; and
(c)    third, if Buyer shall elect, to declare and pay distributions to ALS, in its capacity as the sole member of Buyer, to the extent permitted by law.
SECTION 2.15    Servicing of Specified Assets. Consistent with Buyer’s ownership of the Specified Assets, as between the parties to this Agreement, Buyer shall have the sole right to service, administer and collect the Specified Assets and to assign and delegate such right to others.
SECTION 2.16    Payments and Computations, Etc. (a) All amounts to be paid by the Seller to Buyer hereunder shall be paid in accordance with the terms hereof no later than 11:30 a.m., New York City time, on the day when due in Dollars in immediately available funds to an account that Buyer shall from time to time specify in writing. Payments received by Buyer after such time shall be deemed to have been received on the next Business Day. In the event that any payment becomes due on a day that is not a Business Day, then the payment shall be made on the next Business Day. The Seller shall, to the extent permitted by law, pay to Buyer, on demand, interest on all amounts not paid when due hereunder at 2% per annum above the Base Rate plus the Applicable Margin (as each such term is defined in the Pooling and Servicing Agreement) on the date the payment was due; provided, however, that the interest rate shall not at any time exceed the maximum rate permitted by Applicable Law. All computations of interest payable hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first but excluding the last day) elapsed.
(b)    All amounts to be paid by Buyer to the Seller hereunder shall be paid no later than 3:00 p.m., New York City time, on the day when due in Dollars in immediately available funds to an account that Seller shall from time to time specify in writing. Payments received by the Seller after such time shall be deemed to have been received on the next Business Day. In the event that any payment becomes due on a day that is not a Business Day, then such payment shall be made on the next Business Day.
ARTICLE III.
REPRESENTATIONS AND WARRANTIES
SECTION 3.1    Representations and Warranties of the Seller. The Seller makes the following representations and warranties for the benefit of the Buyer, the Issuer and the Third Party Financiers as to the Seller and as to the Specified Assets on which Buyer relies in accepting such Specified Assets. Unless otherwise provided below, such representations and warranties speak as of the Restatement Date, each Purchase Date and each Funding Date for the Specified Assets to be acquired or settled on such date, and shall survive the sale, transfer and assignment of such Specified Assets to Buyer and the subsequent assignment and transfer thereof to the Issuer:
(a)    Organization and Good Standing. The Seller has been duly organized and is validly existing as a limited liability company in good standing under the laws of the State of Delaware, with power and authority to own its properties and to conduct its business as such properties are presently owned and such business is presently conducted, and had at all relevant times, and now has, power, authority and legal right to acquire and own the Specified Assets;
(b)    Due Qualification. The Seller is duly qualified to do business as a limited liability company in good standing, and has obtained all necessary licenses and approvals, in all jurisdictions in which the ownership or lease of property or the conduct of its business requires or shall require such qualification;

(c)    Power and Authority. The Seller has the power and authority to execute and deliver this Agreement and to carry out its terms; the Seller has full power and authority to sell and assign the Specified Assets to Buyer, has duly authorized such sale and assignment to Buyer by all necessary limited liability company action; and the execution, delivery and performance of this Agreement have been duly authorized by the Seller by all necessary limited liability company action;
(d)    Valid Sale; Binding Obligation. This Agreement, together with the delivery of a Funding Date Data Pool Report, when duly executed and delivered, shall constitute a valid sale, transfer and assignment of the Specified Assets specified therein, enforceable against creditors of the Seller; and this Agreement, together with the applicable Funding Date Data Pool Report, when duly executed and delivered, shall constitute a legal, valid and binding obligation of the Seller enforceable against the Seller in accordance with its respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights in general and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law;
(e)    No Violation. The consummation of the transactions contemplated by this Agreement and any Funding Date Data Pool Report, and the fulfillment of the terms of this Agreement and any Funding Date Data Pool Report, shall not conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time, or both) a default under, the limited liability company agreement of the Seller, or any indenture, agreement, mortgage, deed of trust or other instrument to which the Seller is a party or by which it is bound, or result in the creation or imposition of any Lien upon any of its properties pursuant to the terms of any such indenture, agreement, mortgage, deed of trust or other instrument (other than this Agreement or any other Transaction Document), or violate any law (including without limitation any bulk sales, tax or similar laws) or, to the Seller’s knowledge, any order, rule or regulation applicable to the Seller of any Governmental Authority having jurisdiction over the Seller or any of its properties;
(f)    No Proceedings. There are no proceedings or, to the Seller’s knowledge, investigations pending or, to the Seller’s knowledge, threatened, before any Governmental Authority having jurisdiction over the Seller or its properties (i) asserting the invalidity of this Agreement or any other Transaction Document, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or any other Transaction Document, or (iii) seeking any determination or ruling that might materially and adversely affect the performance by the Seller of its obligations under, or the validity or enforceability of, this Agreement or any other Transaction Document;
(g)    No Consent. No permit, consent, approval or authorization of, or declaration to or filing with, any Governmental Authority is required in connection with the execution, delivery and performance by the Seller of this Agreement or any other Transaction Document or the consummation by the Seller of the transactions contemplated hereby or thereby except as expressly contemplated herein or therein;

(h)    Due Execution and Delivery. This Agreement and each of the other Transaction Documents to which it is a party have been duly executed and delivered on behalf of the Seller;
(i)    Ability to Perform. No event has occurred which materially and adversely affects the Seller’s operations or its ability to perform its obligations under this Agreement or any other Transaction Document to which it is a party;
(j)    Insolvency. The Seller (i) is not insolvent and will not be rendered insolvent by the transactions contemplated by this Agreement or any other Transaction Document and has an adequate amount of capital to conduct its business in the ordinary course and to carry out its obligations hereunder, (ii) does not intend to incur or believe that it shall incur debts that would be beyond its ability to pay as such debts mature, (iii) is not making such transfer with actual intent to hinder, delay or defraud any Person, and (iv) does not have assets that constitute unreasonably small capital to carry out its business as then conducted. The Seller does not contemplate the commencement of insolvency, liquidation or consolidation proceedings or the appointment of a receiver, liquidator, conservator, trustee or similar official with respect to it or any of its assets. The Seller is not selling or transferring the Specified Assets with any intent to hinder, delay or defraud its creditors;
(k)    UCC Information. As of the Restatement Date, the information set forth on Schedule 3.1(k) is true, correct and complete in all material respects;
(l)    [Reserved];
(m)    Release of Lien. Each transfer of Specified Assets satisfies the requirements for release of all liens thereon set forth in the Credit Agreement, and all transfers shall satisfy the requirements for release set forth in any successor facility to the Credit Agreement;
(n)    Eligible Loans. On the Restatement Date, each such Purchased Loan identified as an Eligible Loan on the Schedule of Loans and on each Purchase Date of Purchased Loans hereunder from the Seller, each such Purchased Loan identified as an Eligible Loan in the related Funding Date Data Pool Report, is an Eligible Loan;
(o)    Accuracy of Information. All written information furnished by, or on behalf of, the Seller to Buyer or any Third Party Financier pursuant to or in connection with any Transaction Document, or any transaction contemplated herein or therein, does not and shall not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made not misleading, in each case on the date the statement was made and in light of the circumstances under which the statements were made or the information was furnished;
(p)    Lockbox Banks and Payment Instructions. The names and addresses of all the banks, together with the account numbers of the accounts at such banks (and all related lockboxes and post office boxes), into which Collections are paid as of the Restatement Date are set forth in Schedule 3.1(p); such banks, accounts, lockboxes and post office boxes constitute all of the Lockbox Banks and Lockbox Accounts as of the Restatement Date, and all of such Lockbox Accounts are subject to Lockbox Agreements;

(q)    [Reserved];
(r)    [Reserved];
(s)    Taxes. The Seller has filed all Federal income tax returns and all other material tax returns (including, without limitation, any bulk sales or similar tax returns) that are required to be filed by it whether in connection with this transaction or otherwise and has paid all taxes due pursuant to such returns or pursuant to any assessment received by it, except for any such taxes or assessments, if any, that are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves in conformity with GAAP have been provided. No Tax Lien has been filed, and, to the knowledge of the Seller, no claim is being asserted, with respect to any such tax or assessment;
(t)    Margin Regulations. No use of any funds obtained by the Seller under this Agreement will conflict with or contravene any of Regulations T, U and X promulgated by the Federal Reserve Board from time to time;
(u)    Investment Company Act; Other Regulations. The Seller is not an “investment company,” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act. The Seller is not subject to regulation under any Federal or state statute or regulation which limits its ability to incur indebtedness;
(v)    No Adverse Selection. No Purchased Loan is selected on any basis with the intent to adversely affect the value of any Third Party Financier’s right and interest under the applicable Third Party Documents;
(w)    ERISA. As of the date hereof and as of each Purchase Date: (i) each of ALS and its ERISA Affiliates is in compliance in all material respects with the applicable provisions of ERISA and the Code and regulations and published interpretations thereunder, and (ii) no ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events, could reasonably be expected to result in a Material Adverse Effect;
(x)    [Reserved];
(y)    [Reserved];
(z)    Conformity with Seller Policies. All Specified Assets (other than those not identified as Eligible Loans) were originated in the ordinary course of business and in conformity with the Credit and Collection Policy of the Seller as in effect at such time;
(aa)    Security Interest Representations.
(i)    In the event that the transfer of the Specified Assets pursuant to the terms of this Agreement is held not to constitute a “true sale” or “true contribution,” this Agreement creates a valid and continuing security interest (as defined in the UCC) in the Specified Assets in favor of the Buyer, which security interest is prior to all Liens (other than Permitted Adverse Claims), and is enforceable as such against creditors of and purchasers from the Seller;
(ii)    The Purchased Loans constitute “tangible chattel paper” within the meaning of the applicable UCC. The Equipment constitutes “equipment” and not “fixtures” under the UCC. The Equipment Notes constitute “instruments” within the meaning of the applicable UCC;
(iii)    Immediately prior to the conveyance of the Specified Assets set forth in this Agreement and the Original Agreement, the Seller was the sole owner of such Specified Assets and owned and had good and marketable title to the Specified Assets, free and clear of any Lien, claim or encumbrance of any Person (whether senior, junior or pari passu) except for any Permitted Adverse Claim; provided, however, that the Seller makes no representation regarding the availability of a willing buyer for the Specified Assets;
(iv)    The Seller has caused the filing of all appropriate financing statements in the proper filing office in the appropriate jurisdictions under Applicable Law in order to perfect the security interest in the Specified Assets granted to the Buyer and assigned to the Issuer (and the Indenture Trustee as assignee of the Issuer). All financing statements filed against the Seller in favor of the Buyer in connection herewith describing the Specified Assets contain a statement to the following effect: “A purchase of or security interest in any collateral described in this financing statement will violate the rights of the Buyer, the Issuer and the Indenture Trustee (as assignee of the Issuer)”;
(v)    The Seller has not pledged, assigned, sold, granted a security interest in or otherwise conveyed any of the Specified Assets except for Permitted Adverse Claims. The Seller has not authorized the filing of, and is not aware of, any financing statements or documents of similar import against the Seller that include a description of collateral covering the Specified Assets other than any financing statement or document of similar import (i) relating to the security interest granted to the Buyer and assigned to the Issuer (and the Indenture Trustee as assignee of the Issuer) or (ii) that has been terminated. The Seller is not aware of any judgment or tax lien filings against the Seller;
(vi)    The Seller or the Indenture Trustee has received a written acknowledgement from the Custodian that the Custodian is holding the only originally executed counterpart of each Equipment Note and the related security agreement on behalf of, and for the benefit of, the Indenture Trustee and is subject to the Custodian’s customary security and safekeeping procedures;
(vii)    None of the Equipment Notes or Loans have any marks or notations indicating that they have been pledged, assigned or otherwise conveyed to any Person other than the Buyer’s and the Issuer’s assignee, the Indenture Trustee; and other than any holder of an Adverse Claim to be released simultaneously with the Purchase by the Buyer hereunder; and

(viii)    The Seller has received all necessary consents and approvals required by the terms of the Specified Assets to pledge to the Buyer its interest and rights in such Specified Assets hereunder, under the Pooling and Servicing Agreement or the Indenture.
(bb)    Representations With Respect to the Loans. Each Loan contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for realization against the collateral of the benefits of the security;
(cc)    Compliance With Law. All requirements of applicable federal, state and local laws, and regulations thereunder, including the Equal Credit Opportunity Act, the Federal Reserve Board’s Regulation “B,” the Servicemembers’ Civil Relief Act of 2003, and any applicable bulk sales or bulk transfer law and other equal credit opportunity and disclosure laws, in respect of any of the Loans, have been complied with in all material respects, and each such Loan and the sale of each item of Equipment evidenced thereby complied at the time it was originated or made and now complies in all material respects with all legal requirements of the jurisdiction in which it was originated or made;
(dd)    Binding Obligation. Each Loan is non-cancelable, in full force and effect and is the genuine, legal, valid and binding payment obligation in writing of the Obligor thereon, enforceable against such Obligor in accordance with its terms and the obligations of such Obligor under such Loan are irrevocable and unconditionally payable, except as may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditors’ rights in general and by equity, regardless of whether such enforceability is considered in a proceeding in equity or at law;
(ee)    Loans In Force. The obligations of an Obligor under any Loan have not been satisfied, subordinated or rescinded, and the Equipment securing any Loan has not been released from the Lien of the related Loan in whole or in part;
(ff)    No Liens. There are, to ALS’s knowledge, no Liens or claims that have been filed for work, labor or materials affecting any Equipment securing any Loan that are or may be prior to, or equal or pari passu with, the security interest in the Equipment granted by the Loan;
(gg)    Default. There has been no default, breach, violation or event permitting acceleration under the terms of any Loan, and no event has occurred and is continuing that with notice or the lapse of time (or both) would constitute a default, breach, violation or event permitting acceleration under the terms of any Loan, and ALS has not waived any of the foregoing, in each case except for payments on any Loans which are not more than sixty (60) days past due (measured from the date of any Scheduled Payment) as of the applicable Purchase Date;
(hh)    Lawful Assignment. No Loan was originated in, or is subject to the laws of, any jurisdiction the laws of which would make unlawful the sale, transfer and assignment of such Loan under this Agreement or the Pooling and Servicing Agreement; and
(ii)    Fair Consideration. The consideration received by the Seller hereunder with respect to the assets sold hereunder to Buyer is fair consideration having value reasonably equivalent to the value of the Specified Assets sold by it and the performance of its obligations hereunder.
The representations and warranties set forth in this Section 3.1 shall survive until the Indenture is terminated in accordance with its terms. Any breaches of the representations and warranties set forth in this Section 3.1 may be waived only with the prior written consent of the Required Noteholders unless such waiver would amount to a waiver of an Event of Default under Section 5.1(e) of the Indenture or a Servicer Default under Section 9.01(m) of the Pooling and Servicing Agreement, which, in either such case, any such waiver shall require consent of the Special Required Noteholders.
SECTION 3.2    Representations and Warranties of Buyer. Buyer hereby makes the following representations and warranties for the benefit of the Seller, the Issuer and each Third Party Financier as of the Restatement Date and each Purchase Date:
(a)    Organization and Good Standing. Buyer has been duly organized and is validly existing as a limited liability company in good standing under the laws of the State of Delaware, with power and authority to own its properties and to conduct its business as such properties are presently owned and such business is presently conducted, and had at all relevant times, and now has, power, authority and legal right to acquire and own the Specified Assets;
(b)    Due Qualification. Buyer is duly qualified to do business as a foreign limited liability company in good standing, and has obtained all necessary licenses and approvals, in all jurisdictions in which the ownership or lease of property or the conduct of its business requires such qualification;
(c)    Power and Authority. Buyer has the power and authority to execute and deliver this Agreement and to carry out its terms and the execution, delivery and performance of this Agreement have been duly authorized by Buyer by all necessary limited liability company action;
(d)    No Violation. The consummation by Buyer of the transactions contemplated by this Agreement and the other Transaction Documents to which it is a party, and the fulfillment of the terms of this Agreement and the other Transaction Documents to which it is a party, shall not conflict with, result in any breach of any of the terms and provisions of or constitute (with or without notice or lapse of time) a default under, the limited liability company agreement of Buyer, or any indenture, agreement, mortgage, deed of trust or other instrument to which Buyer is a party or by which it is bound, or result in the creation or imposition of any Lien upon any of its properties pursuant to the terms of any such indenture, agreement or other instrument (other than this Agreement, or any other Transaction Document to which it is a party), or violate any law or, to Buyer’s knowledge, any order, rule or regulation applicable to Buyer of any Governmental Authority having jurisdiction over Buyer or any of its properties;
(e)    No Proceedings. There are no proceedings or, to Buyer’s knowledge, investigations pending or, to Buyer’s knowledge, threatened, before any Governmental Authority having jurisdiction over Buyer or its properties (i) asserting the invalidity of this Agreement or any other Transaction Document to which it is a party, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or any other Transaction Document to which it is a party or (iii) seeking any determination or ruling that might materially and adversely affect the performance by Buyer of its obligations under, or the validity or enforceability of, this Agreement or any other Transaction Document to which it is a party;
(f)    Binding Obligation. This Agreement shall constitute a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights in general and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law;
(g)    No Consent. No permit, consent, approval or authorization of, or declaration to or filing with, any Governmental Authority is required in connection with the execution, delivery and performance by Buyer of this Agreement, or the consummation by Buyer of the transactions contemplated hereby except as expressly contemplated herein; and
(h)    Insolvency. Buyer (i) is not insolvent and will not be rendered insolvent by the transactions contemplated by this Agreement or any other Transaction Document and has an adequate amount of capital to conduct its business in the ordinary course and to carry out its obligations hereunder, (ii) shall not intend to incur or believe that it shall incur debts that would be beyond its ability to pay as such debts mature, (iii) shall not make such transfer with actual intent to hinder, delay or defraud any Person and (iv) shall not have assets that constitute unreasonably small capital to carry out its business as then conducted. Buyer does not contemplate the commencement of insolvency, liquidation or consolidation proceedings or the appointment of a receiver, liquidator, conservator, trustee or similar official with respect to it or any of its assets.
ARTICLE IV.
CONDITIONS
SECTION 4.1    Conditions to Obligation of Buyer. The obligation of Buyer to purchase or acquire Specified Assets hereunder on any Purchase Date is subject to the satisfaction of the following conditions:
(a)    Representations and Warranties True. The representations and warranties of the Seller in Section 3.1 shall be true and correct as of such Purchase Date with the same effect as if then made, and the Seller shall have performed all obligations to be performed by it hereunder on or prior to such Purchase Date.
(b)    No Events. No Rapid Amortization Event, Servicer Default, Default or Event of Default shall have occurred on or prior to such Purchase Date.
(c)    Computer Files Marked. In accordance with the Pooling and Servicing Agreement, the Servicer shall, on or prior to the related Purchase Date (i) cause the Contract Management System to be marked with a specified code to show that the Purchased Loans have been assigned and transferred in accordance with this Agreement and the related PA Assignment, and (ii) prepare and hold in its capacity as Servicer on behalf of the Issuer and the Indenture Trustee the Schedule of Loans.
(d)    Documents to be Delivered By the Seller.
(i)    PA Assignments. On or prior to each Purchase Date on which Specified Assets are to be transferred to the Buyer, the Seller shall have executed and delivered to Buyer a Subsequent PA Assignment with respect to such Specified Assets;
(ii)    Documents to Custodian. With respect to each Purchased Loan the Seller shall have delivered to the Custodian the Collateral Documents for each such Loan within the time period required pursuant to Section 2.09 of the Pooling and Servicing Agreement; and the Custodian shall have delivered a Custodian Receipt Certification with no exceptions with respect to such Purchased Loan;
(iii)    UCC Financing Statement. On or prior to the Restatement Date (and any subsequent Purchase Date, as necessary to perfect, or continue the perfection of, Buyer’s ownership and security interest), the Seller shall have filed UCC financing statements sufficient to perfect the security interest set forth in Section 2.7;
(iv)    Schedule of Loans. On or prior to the Restatement Date the Seller shall have delivered to Buyer, Indenture Trustee and the Administrative Agent the Schedule of Loans. On each Purchase Date after the Restatement Date, the Seller shall have delivered an update to the Schedule of Loans;
(v)    Assignments; Schedules. On the Restatement Date and on each subsequent Purchase Date with respect to Loans, the Seller shall have delivered to Buyer, Indenture Trustee and the Administrative Agent copies of the Subsequent PA Assignment and Additional PSA Assignment, as applicable (as such terms are defined in the Pooling and Servicing Agreement); and
(vi)    Other Documents. On such Purchase Date, the Seller shall provide such other documents as Buyer may reasonably request.
(e)    Other Transactions. All conditions precedent under the Indenture and the other Basic Documents to the advance of the funds necessary for the Buyer to finance such purchase shall have been satisfied or waived.
(f)    Performance of Obligations. The Seller shall have performed all obligations to be performed by it hereunder on or prior to such Purchase Date.
(g)    Taxes. Such transfer shall not impose tax liability on the Trust and shall not affect the tax status of the Notes as debt held by the Holders.
SECTION 4.2    Conditions to Obligation of the Seller. The obligation of the Seller to sell the Purchased Loans to Buyer hereunder on any Purchase Date is subject to the satisfaction of the following conditions:

(a)    Representations and Warranties True. The representations and warranties of Buyer hereunder shall be true and correct as of such Purchase Date, with the same effect as if then made, and Buyer shall have performed all obligations to be performed by it hereunder on or prior to such Purchase Date.
(b)    Purchase Price. On each Purchase Date, Buyer shall pay to the Seller the Purchase Price payable on such date as provided in Section 2.12 of this Agreement.
SECTION 4.3    Effect of Transfer. Upon making an Advance pursuant to the Indenture and the Note Purchase Agreement, title to the Specified Assets shall vest in the Buyer, whether or not the conditions precedent to such transfer as set forth above were in fact satisfied.
ARTICLE V.
ADDITIONAL AGREEMENTS
SECTION 5.1    Affirmative Covenants. From the date hereof until the first day following the Purchase Termination Date on which the Obligations are paid in full, unless Buyer and each Third Party Financier shall otherwise give its prior written consent, the Seller hereby agrees that it will perform the covenants and agreements set forth in this section.
(a)    Compliance with Laws, Etc. The Seller will comply, in all material respects, with all acts, rules, regulations, orders, decrees and directions of any Governmental Authority applicable to the Loans, the Equipment or any part thereof; provided, however, that the Seller may contest any act, regulation, order, decree or direction in any reasonable manner that shall not materially and adversely affect the rights of the Noteholders in the Specified Assets; and provided, further, that such contests shall be in good faith by appropriate proceedings and shall not subject the Agents or the Indenture Trustee to any civil or criminal liability or risk of loss of any Collateral.
(b)    Preservation of Organizational Existence. The Seller will preserve and maintain its organizational existence, rights, franchises and privileges in the jurisdiction of its formation and existence, and qualify and remain qualified in good standing as a foreign entity in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualifications could reasonably be expected to result in a Material Adverse Effect.
(c)    Specified Assets Reviews. The Seller shall, during normal business hours upon not less than three (3) Business Days’ prior notice, permit Buyer and each Third Party Financier and its agents or representatives, at the expense of the Seller, (i) to examine and make copies of and abstracts from, and to conduct accounting reviews of, all Records in the possession or under the control of the Seller relating to the Specified Assets generated by the Seller, and (ii) to visit the offices and properties of the Seller for the purpose of examining the materials described in clause (i) above, and to discuss matters relating to any Specified Assets of the Seller or the Seller’s performance hereunder with any of the Authorized Officers of the Seller or, with the prior consent of an Authorized Officer of the Seller, with employees of the Seller having knowledge of such matters (the examinations set forth in the foregoing clauses (i) and (ii) being herein called a “Seller Specified Assets Review”). Buyer and each Third Party Financier shall be entitled to conduct such Seller Specified Assets Reviews whenever such Person, in its reasonable judgment, deems it appropriate.
(d)    Keeping of Records and Books of Account. The Seller shall maintain and implement administrative and operating procedures (including an ability to recreate records evidencing its Specified Assets in the event of the destruction of the originals thereof), and shall keep and maintain all documents, books, records and other information that, in the reasonable determination of Buyer and the Third Party Financiers, are necessary or advisable in accordance with prudent industry practice and custom for transactions of this type for the collection of all Specified Assets. The Seller shall maintain at all times accurate and complete books, Records and accounts relating to the Specified Assets and related Contracts and all Collections thereon in which timely entries shall be made. Such books and Records shall be marked as set forth in Section 4.1(c) and shall include (i) all payments received and all credits and extensions granted with respect to the Purchased Loans and (ii) the return, rejection, repossession, or stoppage in transit of any merchandise, the sale of which has given rise to a Purchased Loan that has been purchased by Buyer.
(e)    Performance and Compliance with Specified Assets and Related Contracts. The Seller will, at its expense, timely and fully perform and comply with all provisions, covenants and other promises required to be observed by it under the Contracts of the Seller related to the Specified Assets, the breach of which provisions, covenants or promises could reasonably be expected to result in a Material Adverse Effect.
(f)    Location of Records and Offices. The Seller will keep all Records related to the Specified Assets (and all original documents relating thereto), at the addresses referred to in Schedule 3.1(k) or, upon not less than thirty (30) days’ prior notice given by the Seller to Buyer and each Third Party Financier, at such other locations set forth in such notice.
(g)    Separate Organizational Existence of Buyer. The Seller hereby acknowledges that each Third Party Financier is entering into, or will enter into, the transactions contemplated by the applicable Third Party Documents in reliance upon Buyer’s identity as a legal entity separate from the Seller. Therefore, from and after the date hereof until the first day following the Purchase Termination Date on which all Obligations shall have been fully paid and performed, the Seller will take all necessary steps to continue its identity as a separate legal entity and to make it apparent to third Persons that the Seller is an entity with assets and liabilities distinct from those of Buyer and that Buyer is not a division of the Seller or ALS.
(h)    Turnover of Collections. In the case any Collections are received by the Seller, the Seller shall remit such Collections, less any cash collections or other cash proceeds received with respect to indebtedness not constituting Specified Assets, to a Lockbox Account as soon as practicable, but in no event later than two (2) Business Days of receipt of such Collections, and, at all times prior to such remittance, the Seller shall itself hold such Collections in trust, for the exclusive benefit of the Buyer and its assigns and such Collections shall be maintained and segregated separate and apart from all other funds and money of the Seller until delivery of such Collections to Buyer.

(i)    Payment Instructions to Obligors. The Seller shall instruct all Obligors to submit all payments either (i) to one of the lockboxes maintained at the Lockbox Banks for deposit in a Lockbox Account or (ii) directly to one of the Lockbox Accounts.
(j)    Accuracy of Information. All written information furnished on and after the Restatement Date by the Seller to Buyer, the Servicer or any Third Party Financier pursuant to, or in connection with, any Third Party Document or any transaction contemplated herein or therein shall not contain any untrue statement of a material fact or omit to state material facts necessary to make the statements made not misleading, in each case on the date the statement was made and in light of the circumstances under which the statements were made or the information was furnished.
(k)    Cross Collateralization. (1) With respect to an Obligor under a Purchased Loan, the Seller may be, or may become, a lender to such Obligor under another standalone commercial laundry equipment loan (the “Non-Trust Loan”). Each Purchased Loan and Non-Trust Loan is secured by the equipment purchased with the proceeds of that loan. In certain circumstances, a Purchased Loan may also purport to be secured by the equipment purchased with the proceeds of a Non-Trust Loan (such equipment and the Proceeds thereof being the “Common Non-Trust Collateral”), and/or a Non-Trust Loan may also purport to be secured by the equipment purchased with the proceeds of a Purchased Loan (such equipment and the Proceeds thereof being the “Common Trust Collateral”). In addition, in certain circumstances, a Purchased Loan and a Non-Trust Loan may have competing security interests in or also purport to be secured by collateral other than Common Trust Collateral or Common Non-Trust Collateral (such other collateral, the “Common Other Collateral”). The Common Non-Trust Collateral, the Common Trust Collateral and the Common Other Collateral are referred to herein together as the “Common Collateral.”
(2)    The Seller agrees that with respect to each loan of each such Obligor (i) the security interest in such Common Trust Collateral granted to the Seller pursuant to any other Non-Trust Loan is, and shall be, junior and subordinate to the security interest created to secure the Purchased Loan; (ii) the Seller shall have no legal right to realize upon such Common Trust Collateral or exercise its rights under the Non-Trust Loan with respect to such Common Trust Collateral in any manner until all required payments in respect of any Purchased Loan that shares such Common Trust Collateral have been paid in full; (iii) in realizing upon such Common Trust Collateral, none of Buyer, Issuer, or any Third Party Financier shall have any obligation to protect or preserve the rights of the Seller in such Common Trust Collateral; and (iv) the Seller shall not sell or assign any Non-Trust Loan or any Common Trust Collateral without the prior written consent of the Administrative Agent. Buyer agrees that with respect to each Loan of each such Obligor (i) the security interest in such Common Non-Trust Collateral granted to secure the Purchased Loan and hereby assigned to Buyer is and shall be junior and subordinate to the security interest therein created by the Non-Trust Loan; (ii) Buyer, as assignee of the lien of the Seller, shall have no legal right to realize upon such Common Non-Trust Collateral or exercise its rights under the Purchased Loan with respect to such Common Non-Trust Collateral in any manner until all required payments in respect of the Non-Trust Loan have been made in full; and (iii) in realizing upon such Common Non-Trust Collateral, the Seller or its assignees shall have no obligation to protect or preserve the rights of Buyer, the Issuer or the Third Party Financier in such Common Non-Trust Collateral. The proceeds of the Common Other Collateral shall be shared by the holders of the Purchased Loan and the Non-Trust Loan on a pro rata basis (based on relative outstanding principal amounts of the Purchased Loan and Non-Trust Loan).
(l)    Notification of Breach. The Seller will advise Buyer, its assignees, the Issuer, the Indenture Trustee and each Third Party Financier promptly, in reasonable detail, upon discovery of the occurrence of a breach, in any material respect, by the Seller of any of its representations, warranties and covenants contained herein.
(m)    Notice of Adverse Claim. The Seller shall notify Buyer, the Issuer, and each Third Party Financier, promptly after becoming aware of any Adverse Claim on any Specified Asset.
(n)    Taxes. The Seller shall promptly pay all applicable taxes required to be paid in connection with the transfer of the Specified Assets by the Seller to Buyer, and acknowledges that Buyer and the Issuer shall have no responsibility with respect thereto. The Seller shall promptly pay and discharge, or cause the payment and discharge of, all federal income taxes (and all other material taxes) when due and payable by the Seller, except (i) such as may be paid thereafter without penalty or (ii) such as may be contested in good faith by appropriate proceeding and for which an adequate reserve has been established and is maintained in accordance with GAAP. The Seller shall promptly notify the Issuer, the Indenture Trustee, the Administrative Agent and the Noteholders of any material challenge, contest or proceeding pending by or against the Seller before any taxing authority.
SECTION 5.2    Reporting and Noticing Requirements.
(a)    Reporting. The Seller will maintain, for itself and each of its Subsidiaries, a system of accounting established and administered in accordance with GAAP, and furnish to the Indenture Trustee and the Administrative Agent:
(i)    as soon as publicly available and in any event by the Reporting Date after the end of each of the first three (3) quarterly fiscal periods of each fiscal year of ALH, the unaudited consolidated balance sheet of ALH and its consolidated subsidiaries as at the end of such period and the related unaudited consolidated statement of income and cash flows for ALH and its consolidated subsidiaries for such period and the portion of the fiscal year through the end of such period, accompanied by a certificate of an Authorized Officer of ALH, which certificate shall state that said consolidated financial statements fairly present in all material respects the consolidated financial condition and results of operations of ALH and its subsidiaries in accordance with GAAP, consistently applied, as at the end of, and for, such period (subject to normal fiscal year-end audit adjustments and the omission of footnotes);
(ii)    as soon as publicly available and in any event by the Reporting Date after the end of each fiscal year of ALH, the consolidated balance sheet of ALH and its consolidated subsidiaries as at the end of such fiscal year and the related consolidated statement of income and cash flows for ALH and its consolidated subsidiaries for such year, accompanied by an opinion thereon of independent certified public accountants of recognized national standing which opinion shall not be qualified as to scope of audit or going concern and shall state that said consolidated financial statements fairly present in all material respects the consolidated financial condition and results of operations of ALH and its consolidated subsidiaries as at the end of, and for, such fiscal year in accordance with GAAP; and
(iii)    promptly upon transmission or receipt thereof, copies of any filings and registrations with, and reports to or from, the Securities and Exchange Commission (or the Ontario Securities Commission, as applicable) or any national securities exchange, or any successor agency, and copies of all proxy statements, and material notices, if any, as ALH or any of its Subsidiaries shall send to its equity holders generally or to a holder of any debenture, note or other indebtedness owed by ALH or any of its Subsidiaries;
(b)    Compliance Certificate. The Seller will furnish to Buyer, at the time it furnishes each set of financial statements pursuant to clauses (a)(i) and (ii) above, a certificate of an Authorized Officer of ALS to the effect that, to the best of such Authorized Officer’s knowledge, ALS during such fiscal period or year has observed, performed or satisfied in all material respects all of its covenants, agreements and conditions, contained in this Agreement compliance with which has not been waived by the Indenture Trustee at the direction of the Required Noteholders.
(c)    Change in Credit and Collection Policy. At least five (5) days prior to the effectiveness of any material change in, or amendment to, the Credit and Collection Policy, the Seller will furnish to the Buyer, the Issuer and each Third Party Financier, a copy of the Credit and Collection Policy then in effect and a notice indicating such change or amendment, unless such notice has already been provided by the Servicer under the Pooling and Servicing Agreement.
(d)    Other Information. The Seller will furnish to the Buyer, the Issuer and each Third Party Financier such other information (including nonfinancial information and information regarding the financial condition, operations or business of ALH) as such Persons (or any of their respective assignees) may from time to time reasonably request.
(e)    Other Notices. The Seller will notify in writing the Buyer, the Issuer and each Third Party Financier of any of the following within seven (7) Business Days after learning of the occurrence thereof, describing the same and, if applicable, the steps being taken with respect thereto:
(i)    Insolvency Events. The occurrence of any Insolvency Event with respect to the Seller, by a statement of the treasurer, controller or senior financial officer of the Seller; and
(ii)    Litigation. The institution of any litigation, arbitration proceeding or governmental proceeding against the Seller or any of its Subsidiaries, or to which the Seller or any of its Subsidiaries becomes party, in either case (i) with respect to any Third Party Document or (ii) which could reasonably be expected to have a Material Adverse Effect.

SECTION 5.3    Negative Covenants. From the date hereof until the first day following the Purchase Termination Date on which the Obligations are paid in full, unless Buyer and each Third Party Financier shall otherwise give its prior written consent, the Seller hereby agrees that it will perform the covenants and agreements set forth in this section.
(a)    Sales, Liens, Etc. Except as otherwise provided herein or in any other Transaction Document and except for Permitted Adverse Claims, the Seller will not (i)(A) sell, assign (by operation of law or otherwise) or otherwise transfer to any Person, (B) pledge any interest in, (C) grant, create, incur, assume or permit to exist any Adverse Claim (other than Permitted Adverse Claims) to or in favor of any Person upon or with respect to, or (D) cause to be filed any financing statement or equivalent document relating to perfection with respect to any Specified Asset or any Contract related to any Specified Assets, or upon or with respect to any lockbox or account to which any Collections of any such Specified Assets are sent or any interest therein under the applicable Third Party Document(s), or (ii) assign to any Person any right to receive income from or in respect of any of the foregoing.
In the event that the Seller fails to keep any Specified Assets free and clear of any Adverse Claim (other than Permitted Adverse Claims), Buyer may (without limiting its other rights with respect to the Seller’s breach of its obligations hereunder) make expenditures necessary to release the Adverse Claim. Buyer shall be entitled to indemnification for any such expenditures pursuant to the indemnification provisions of Article VIII. Alternatively, Buyer may deduct such expenditures as an offset to the Purchase Price owed to the Seller hereunder.
(b)    Extension or Amendment of Purchased Loans, Change in Credit and Collection Policy or Contracts. Except as the Servicer may be expressly permitted under the Pooling and Servicing Agreement, the Seller shall not, (i) extend, amend or otherwise modify the terms of any Purchased Loan or related Contract or (ii) change the terms and provisions of the Credit and Collection Policy in any material respect.
(c)    Change in Payment Instructions to Obligors. Except as otherwise provided in the applicable Third Party Documents, the Seller will not (i) add or terminate any bank as a Lockbox Bank from those listed in Schedule 3.1(p) unless, prior to any such addition or termination, Buyer and the Third Party Financiers shall have received not less than five (5) Business Days’ prior written notice of the addition or termination and, not less than five (5) Business Days prior to the effective date of any such proposed addition or termination, Buyer and the Third Party Financiers shall have received (A) counterparts of the applicable type of Lockbox Agreement with each new Lockbox Bank, duly executed by such new Lockbox Bank and all other parties thereto and (B) copies of all other agreements and documents signed by the Lockbox Bank and such other parties with respect to any new Lockbox Account, all of which agreements and documents shall be reasonably satisfactory in form and substance to Buyer and the Third Party Financiers, or (ii) make any change in its instructions to Obligors, regarding payments to be made to any Lockbox Bank, other than changes in the instructions that direct Obligors to make payments to another Lockbox Account at such Lockbox Bank or another Lockbox Account.
(d)    Change in Name. The Seller shall not change its name, identity or corporate structure in any manner that would, could or might make any financing statement or continuation statement filed by the Seller in accordance with Section 6.3(a) seriously misleading within the meaning of Section 9-506 of the UCC, unless it shall have given Buyer, the Indenture Trustee and the Administrative Agent at least sixty (60) days prior written notice thereof and shall file such financing statements or amendments as may be necessary to continue the perfection of Buyer’s interest under this Agreement in the Specified Assets.
(e)    Location. The Seller shall give Buyer, the Indenture Trustee and the Administrative Agent at least sixty (60) days prior written notice of any relocation of its “location” (within the meaning of Section 9-307 of the UCC) if, as a result of such relocation, the applicable provisions of the UCC would require the filing of any amendment of any previously filed financing or continuation statement or of any new financing statement. The Seller shall at all times maintain its “location” in United States of America.
(f)    Accounting for Purchases. The Seller shall prepare its financial statements in accordance with GAAP, and any financial statements that are made publicly available and which are consolidated to include Buyer will contain footnotes stating that the Seller has sold or contributed to Buyer the Specified Assets. The Seller shall not prepare any financial statements that account for the transactions contemplated in this Agreement in any manner other than as a sale of the Specified Assets by the Seller to Buyer (except in each to the extent provided in Section 2.7).
(g)    Other Liens or Interests. Except for the conveyances hereunder and as contemplated by this Agreement, the Indenture and the Pooling and Servicing Agreement, ALS shall not sell, pledge, assign or transfer the Specified Assets to any other Person, or grant, create, incur, assume or suffer to exist any Lien on any interest therein, and ALS shall defend the right, title and interest of Buyer and its assignees in, to and under the Specified Assets against all claims of third parties claiming through or under ALS.
(h)    Pledge of Interest in Buyer. ALS shall not sell, pledge, assign or transfer its membership interest in Buyer, or grant, create, incur, assume or suffer to exist any Lien on its membership interest in Buyer; provided, however, that ALS may pledge or grant a security interest in such membership interest if such Person (and any of such Person’s successors and assigns) shall have agreed that it will not: (i) file a petition in bankruptcy against the Buyer or the Issuer until one (1) year and one (1) day after the Obligations shall have been paid in full following the occurrence of the Conversion Date, (ii) seek to substantively consolidate the Buyer or the Issuer in connection with a bankruptcy of ALS or any of its Affiliates, (iii) seek to realize on the assets of the Buyer or the Issuer, (iv) vote such membership interest with respect to any matters, without the consent of the Administrative Agent (at the direction of the Required Noteholders) and (v) challenge or contest any actions by the Indenture Trustee or any of the Noteholders or the Agents (including any claims by any of the Administrative Agent, the Noteholders, the Buyer, the Issuer or any of their respective assignees), or assert any claim against such parties in connection with the exercise by either the Indenture Trustee or any of the Noteholders or the Agents of any right or remedy available to it pursuant to the terms of the Basic Documents, or the exercise of any remedies, or receipt of any proceeds from any assets of Buyer following the occurrence of a Rapid Amortization Event or an Event of Default; provided, further, that ALS may amend the Buyer’s limited liability company agreement pursuant to an amendment in form and substance reasonably satisfactory to the Administrative Agent to create a separate, non-voting membership interest in Buyer (the “Non-voting Interest”) (with no right to participate in the management of Buyer) which interest would give its holder the right to receive only allocations and distributions from the Buyer of amounts which are received by Buyer from the Issuer at the times and in the amounts set forth in the Basic Documents and pledge or grant to a pledgee a security interest solely in the Non-voting Interest (and not any other membership interest that ALS may have in the Buyer).
ARTICLE VI.
ADDITIONAL RIGHTS AND OBLIGATIONS IN
RESPECT OF THE SPECIFIED ASSETS
SECTION 6.1    Rights of Buyer. (a) The Seller hereby authorizes Buyer, the Servicer and/or their respective designees to take any and all steps in the Seller’s name and on behalf of the Seller that Buyer, the Servicer and/or their respective designees determine are reasonably necessary or appropriate to collect all amounts due under any and all Specified Assets, including endorsing the name of the Seller on Equipment Notes, checks and other instruments representing Collections and enforcing the Seller’s rights under such Specified Assets.
(b)    Except as expressly set forth in Section 2.12(a), Buyer shall have no obligation to account for any Specified Asset to the Seller. Buyer shall have no obligation to account for, or to return Collections, or any interest or other finance charge collected pursuant thereto, to the Seller, irrespective of whether such Collections and charges are in excess of the Purchase Price for the Specified Assets.
(c)    Buyer shall have the unrestricted right to further assign, transfer, deliver, hypothecate, subdivide or otherwise deal with the Specified Assets, and all of Buyer’s right, title and interest in, to and under this Agreement.
(d)    Buyer shall have the sole right to retain any gains or profits created by buying, selling or holding the Specified Assets and shall have the sole risk of and responsibility for losses or damages created by such buying, selling or holding.
SECTION 6.2    Responsibilities of the Seller. Anything herein to the contrary notwithstanding, the Seller hereby agrees:
(a)    to perform all of its obligations hereunder and under the Contracts related to the Specified Assets to the same extent as if the Specified Assets had not been sold or contributed hereunder, and the exercise by Buyer or its designee or assignee of Buyer’s rights hereunder or in connection herewith shall not relieve the Seller from any of its obligations under the Related Contracts or Specified Assets; and
(b)    to the extent that the Seller does not own the computer software that Seller uses to account for Specified Assets, the Seller shall use reasonable efforts to provide Buyer with such proprietary licenses, sublicenses and/or assignments of contracts as Buyer shall require with regard to all services and computer hardware or software used by the Seller that relate to the servicing of any Specified Assets.

SECTION 6.3    Further Action Evidencing Purchases. The Seller agrees that from time to time, at its expense, it will promptly, upon reasonable request, make, execute, endorse, acknowledge, execute, file and deliver all further instruments, documents, schedules, confirmatory assignments, conveyances, transfer endorsements, powers of attorney, certificates, reports and other assurances or instruments and take all further action, in order to perfect, protect or more fully evidence the purchase by Buyer or contribution to Buyer of the Specified Assets under this Agreement, or to enable Buyer to exercise or enforce any of its rights under any Transaction Document. The Seller further agrees that from time to time, at its expense, it will promptly, upon request, take all action that Buyer may reasonably request in order to perfect, protect or more fully evidence the purchase or contribution of the Specified Assets or to enable Buyer to exercise or enforce any of its rights hereunder or under any other Transaction Document. Without limiting the generality of the foregoing, the Seller will:
(a)    execute and file such financing or continuation statements, or amendments thereto or assignments thereof, and such other instruments or notices, as Buyer or the then Third Party Financiers may reasonably determine to be necessary or appropriate,
(b)    place the legend set forth below on the originally executed counterpart of each Purchased Loan.
“This is the original of this instrument, and a security interest has been granted in this instrument to The Bank of New York Mellon, as Indenture Trustee for the benefit of the persons set forth in that certain Amended and Restated Indenture, dated as of June 8, 2018, between The Bank of New York Mellon, as Indenture Trustee and Alliance Laundry Equipment Receivables Trust 2015-A.”
The Seller hereby authorizes Buyer or its designee to file one or more financing or continuation statements, and amendments thereto and assignments thereof, relative to all or any of the Specified Assets of the Seller, in each case whether now existing or hereafter generated by the Seller. If (i) the Seller fails to perform any of its agreements or obligations under this Agreement and does not remedy the failure within the applicable cure period, if any, and (ii) Buyer in good faith reasonably believes that the performance of such agreements and obligations is necessary or appropriate to protect its interests under this Agreement, then Buyer or its designee may (but shall not be required to) perform, or cause performance of, such agreement or obligation and the reasonable expenses of Buyer or its designee or assignee incurred in connection with such performance shall be payable by the Seller as provided in Section 8.1.
SECTION 6.4    Collection of Specified Assets; Rights of Buyer and Its Assignees. (a) The Seller hereby transfers to Buyer the ownership of, and the exclusive dominion and control over, each of the Lockbox Accounts and all related lock-boxes owned by the Seller, and the Seller hereby agrees to take any further action that Buyer may reasonably request in order to effect or complete the transfer. The Seller further agrees to use reasonable efforts to prevent funds other than proceeds of the Specified Assets from being deposited in any Lockbox Account except as otherwise contemplated in the Lockbox Agreements.
(b)    Buyer or the Indenture Trustee may, at any time after a Servicer Default has occurred and is existing, direct the Obligors of Purchased Loans originated by the Seller to pay all amounts payable under any Specified Asset originated by the Seller directly to Buyer or its designees. Furthermore, the Seller shall, at the request of Buyer or the Indenture Trustee (at the direction of the Required Noteholders) or the Administrative Agent and at the Seller’s expense, promptly give notice of Buyer’s interest in such Purchased Loans to each Obligor and direct that payments be made directly to Buyer or its designee, which notice shall be acceptable in form and substance to Buyer. In addition, the Seller hereby (x) grants to Buyer an irrevocable power of attorney, with full power of substitution, coupled with an interest, to take in the name of the Seller all steps necessary or advisable to endorse, negotiate or otherwise realize on any writing or other right of any kind held or transmitted by the Seller or transmitted or received by Buyer (whether or not from the Seller) in connection with any Specified Assets; and (y) authorizes Buyer or the Indenture Trustee (at the direction of the Required Noteholders) or the Administrative Agent to take any and all steps in the Seller’s name and on its behalf that are necessary or desirable, in the reasonable determination of Buyer, to collect all amounts due under any and all Specified Assets originated by the Seller, including endorsing the Seller’s name on checks and other instruments representing Collections and enforcing such Specified Assets and the Contracts related to the Purchased Loans originated by the Seller.
(c)    At any time when (i) a Servicer Default shall have occurred with respect to the Seller and remain continuing or (ii) a Servicer other than the related Seller has been designated, the Seller shall, at Buyer’s request, assemble all of the Records that evidence the Purchased Loans originated by the Seller and the Related Assets thereto and the Contracts related to such Purchased Loans, or that are otherwise necessary or desirable to collect such Specified Assets, and make the same available to Buyer or its designee at a place selected by Buyer or its designee.
ARTICLE VII.
TERMINATION
SECTION 7.1    Termination by the Seller. The Seller may terminate all of its agreements to sell Purchased Loans hereunder to Buyer by giving Buyer and each Third Party Financier not less than five (5) days’ prior written notice of their election not to continue to sell Purchased Loans to Buyer (the “Termination of Sale Notice”); provided that the Termination of Sale Notice must specify the effective date of termination.
SECTION 7.2    Automatic Termination. The agreement of the Seller to sell Purchased Loans hereunder, and the agreement of Buyer to purchase Purchased Loans from the Seller hereunder, shall terminate automatically upon the occurrence of any of the following events:
(a)    at any time prior to such date, an event specified in the definition of Insolvency Event occurs (without regard to the sixty (60) day grace period specified in clause (i) of that definition) as a result of a case or proceeding being filed against the Seller;
(b)    if the Internal Revenue Service or the PBGC files one or more Tax or ERISA Liens against the assets of Buyer or the Seller (including Purchased Loans), then (and for so long as such Tax or ERISA Liens remain in place) Buyer shall not purchase any Specified Assets from the Seller; or
(c)    the occurrence of the Conversion Date.
ARTICLE VIII.
INDEMNIFICATION
SECTION 8.1    Indemnities by the Seller.
The Seller agrees to indemnify and hold harmless the Buyer, the Issuer and each Third Party Financier and their respective Affiliates and the respective officers, directors and employees and agents of the same (each of the foregoing parties being an “RPA Indemnified Party”), from and against any and all claims, liabilities, losses, costs, expenses (including reasonable counsel fees and expenses) and damages, which may be incurred by or asserted against any RPA Indemnified Party relating to, arising out of or resulting from:
(i)    a breach of any representation, warranty or covenant made in writing by the Seller, the Transferor or the Issuer;
(ii)    the use, ownership, repossession (other than losses related to a decline in value of the Equipment repossessed) or operation by the Seller or any Affiliate thereof of any item of Equipment or other collateral therefor;
(iii)    any taxes that may at any time be asserted against any RPA Indemnified Party with respect to the transactions contemplated in this Agreement, including any sales, gross receipts, general corporation, tangible personal property, privilege or license taxes (but not including any taxes asserted with respect to, and as of the date of, the sale of the Loans to the Buyer or the issuance and original sale of the Securities, or asserted with respect to ownership of the Loans, or federal or other income taxes arising out of distributions on the Securities, or any fees or other compensation payable to any such RPA Indemnified Party) and costs and expenses in defending against the same; and
(iv)    the negligence, willful misfeasance or bad faith of the Seller or by reason of negligent disregard of the Seller’s obligations and duties under this Agreement, other than (i) claims, liabilities, losses, costs, expenses and damages to the extent they result from the gross negligence or willful misconduct of an RPA Indemnified Party, (ii) to the extent the same includes losses in respect of Purchased Loans and reimbursement therefor that would constitute credit recourse to the Seller for the amount of any Specified Asset not paid by the related Obligor, (iii) to the extent the same constitutes recourse as a result of nonpayment by Obligors for credit reasons on the related Loans, (iv) to the extent the same constitutes recourse to the Seller for any obligation of the Issuer to increase or replenish the Available Drawing Amount (or to post cash or alternative collateral pursuant to Section 3.27 of the Indenture in substitution therefor) after the Restatement Date, (v) to the extent the same are or result from taxes on or measured by the net income of the RPA Indemnified Party and (vi) to the extent the same constitute consequential, special or punitive damages.

If any action or proceeding (including any governmental investigation) shall be brought or asserted against any RPA Indemnified Party in respect of which the indemnity provided above may be sought from Seller (the “Indemnifying Party”) each such RPA Indemnified Party shall promptly notify the Indemnifying Party in writing, and the Indemnifying Party shall assume the defense thereof, including the employment of counsel reasonably satisfactory to the RPA Indemnified Party and the payment of all expenses and reasonable legal fees; provided that failure to notify the Indemnifying Party shall not relieve it from any liability it may have to such RPA Indemnified Party except to the extent that it shall be actually prejudiced thereby. The RPA Indemnified Party shall have the right to employ separate counsel in any such action and to participate in the defense thereof at the expense of the RPA Indemnified Party; provided, however that the fees and expenses of separate counsel to the RPA Indemnified Party in any such proceeding shall be at the expense of the Indemnifying Party if (i) the Indemnifying Party has agreed to pay such fees and expenses, (ii) the Indemnifying Party shall have failed to assume the defense of such action or proceeding or employ counsel reasonably satisfactory to the RPA Indemnified Party in any such action or proceeding within a reasonable time after the commencement of such action or (iii) the named parties to any such action or proceeding (including any impleaded parties) include both the RPA Indemnified Party and the Indemnifying Party, and the RPA Indemnified Party shall have been advised in writing by counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the Indemnifying Party which gives rise to a conflict of interest (in which case, if the RPA Indemnified Party notifies the Indemnifying Party in writing that it elects to employ separate counsel at the expense of the Indemnifying Party, the Indemnifying Party shall not have the right to assume the defense of such action or proceeding on behalf of such RPA Indemnified Party, it being understood, however, that the Indemnifying Party shall not, in connection with any one such action or proceeding or separate but substantially similar or related actions or proceedings in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys at any time for the RPA Indemnified Parties, which firm shall be designated in writing by the RPA Indemnified Party and shall be reasonably acceptable to the RPA Indemnified Party). The Indemnifying Party shall not be liable for any settlement of any such action or proceeding effected without its written consent to the extent that any such settlement shall be prejudicial to the Indemnifying Party, but, if settled with its written consent, or if there is a final non- appealable judgment for the plaintiff in any such action or proceeding with respect to which the Indemnifying Party shall have received notice in accordance with this paragraph, the Indemnifying Party agrees to indemnify and hold the RPA Indemnified Parties harmless from and against any loss or liability by reason of such settlement or judgment.
ARTICLE IX.
MISCELLANEOUS PROVISIONS
SECTION 9.1    Amendments; Waivers, Etc. (a) The provisions of this Agreement may from time to time be amended, modified or waived, if such amendment, modification or waiver is in writing and signed by Buyer, the Seller and the Required Noteholders, and then the waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. This Agreement shall not be amended unless (x) the Buyer shall have delivered the proposed amendment to the Third Party Financiers at least ten

(10) Business Days (or such shorter period as shall be acceptable to each of them) prior to the execution and delivery thereof and (y) such amendment would not result in any Material Adverse Effect.
(b)    No failure or delay on the part of Buyer, any RPA Indemnified Party, or any Third Party Financier in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right. No notice to or demand on the Seller in any case shall entitle it to any notice or demand in similar or other circumstances. No waiver or approval by Buyer or any Third Party Financier under this Agreement shall, except as may otherwise be stated in the waiver or approval, be applicable to subsequent transactions.
No waiver or approval under this Agreement shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder.
SECTION 9.2    Notices. All demands, notices and communications upon or to the Seller, the Servicer or any Third Party Financier under this Agreement shall be delivered as specified in Appendix B hereto.
SECTION 9.3    Cumulative Remedies. The remedies herein provided are cumulative and not exclusive of any remedies provided by law. Without limiting the foregoing, the Seller hereby authorizes Buyer, at any time and from time to time, to the fullest extent permitted by law, to set-off, against any Obligations of the Seller to Buyer that are then due and payable or that are not then due and payable from the Seller to Buyer but have then accrued, any and all indebtedness or other obligations at any time owing to the Seller by Buyer to or for the credit or the account of the Seller or that are not then due and payable from Buyer to the Seller but have then accrued.
SECTION 9.4    Binding Effect; Assignability; Survival of Provisions. This Agreement shall be binding upon and inure to the benefit of Buyer and the Seller and their respective successors and permitted assigns. The Seller may not assign any of its rights hereunder or any interest herein unless (i) it has obtained the prior written consent of the Buyer and the Special Required Noteholders and (ii) such assignment would not result in any Material Adverse Effect. This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms, and shall remain in full force and effect until the first date following the Purchase Termination Date on which the Obligations payable to all Third Party Financiers shall have been fully paid, or such later time as the parties hereto shall agree. The rights and remedies with respect to any breach of any representation and warranty made by the Seller pursuant to Article III (including those remedies set forth in Section 2.12(c)) and the indemnification and payment provisions of Article VIII and Section 9.6 shall be continuing and shall survive any termination of this Agreement.
SECTION 9.5    Governing Law. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.
SECTION 9.6    Costs, Expenses and Taxes. In addition to the obligations of the Seller under Article VIII, the Seller agrees to pay on demand:

(a)    all reasonable out-of-pocket and other costs and expenses in connection with the enforcement of this Agreement, the PA Assignments or the other Transaction Documents by Buyer, the Issuer or any Third Party Financier; and
(b)    all stamp and other taxes and fees payable or determined to be payable in connection with the execution and delivery, and the filing and recording, of this Agreement or the other Transaction Documents, and agrees to indemnify each RPA Indemnified Party against any liabilities with respect to or resulting from any delay in paying or omission to pay the taxes and fees; provided, however, that in no event shall the Seller be liable for or pay any taxes (or interest, penalties, or additions to tax with respect thereto) imposed upon or measured by the income of any RPA Indemnified Party or any taxes imposed in lieu of income taxes.
SECTION 9.7    Submission to Jurisdiction. Each party hereto hereby irrevocably submits to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan in the City of New York, New York over any action or proceeding arising out of or relating to the Transaction Documents, and hereby (A) irrevocably agrees that all claims in respect of the action or proceeding may be heard and determined in such State or federal court and (B) irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of the action or proceeding.
As an alternative method of service, each of Buyer and the Seller also irrevocably consents to the service of any and all process in any action or proceeding by the mailing of copies of the process to Buyer or the Seller (as applicable) at its address specified herein. Nothing in this section shall affect the right of any party hereto to serve legal process in any other manner permitted by law or affect the right of any party hereto to bring any action or proceeding against the other party or any of its properties in the courts of any other jurisdiction.
SECTION 9.8    WAIVER OF JURY TRIAL. EACH PARTY HERETO WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER OR RELATING TO THE TRANSACTION DOCUMENTS OR ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR THAT MAY IN THE FUTURE BE DELIVERED IN CONNECTION THEREWITH OR ARISING FROM ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN), ACTIONS OF EITHER OF THE PARTIES HERETO OR ANY OTHER RELATIONSHIP EXISTING IN CONNECTION WITH THE TRANSACTION DOCUMENTS, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.
SECTION 9.9    Integration. This Agreement and the other Transaction Documents contain a final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and thereof and shall together constitute the entire agreement between the parties hereto with respect to the subject matter hereof and thereof, superseding all prior oral or written understandings.
SECTION 9.10    Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which together shall constitute one and the same agreement. Executed counterparts may be delivered electronically.
SECTION 9.11    Acknowledgment and Consent. (a) The Seller acknowledges that, contemporaneously herewith, Buyer is transferring and otherwise conveying to the Third Party Financiers all of Buyer’s right, title and interest in, to and under the Specified Assets and this Agreement pursuant to the applicable Third Party Documents. The Seller hereby consents to the sale, transfer, assignment, set over and otherwise conveyance to the Third Party Financiers by Buyer of all right, title and interest of Buyer in, to and under the Specified Assets and all of Buyer’s rights to receive payments and pursue remedies under the applicable Third Party Documents (whether arising pursuant to the terms of this Agreement or otherwise available at law or in equity). The Seller further consents and agrees that the Noteholders (subject to the procedures in Article V of the Indenture) and the Indenture Trustee shall be third party beneficiaries of those obligations of the Seller under this Agreement and shall be entitled to enforce such obligations as if the Noteholders and the Indenture Trustee were parties to this Agreement.
(b)    The Seller hereby agrees to execute all agreements, instruments and documents, and to take all other action, that Buyer reasonably determines is necessary or appropriate to evidence its consent described in subsection (a) above.
SECTION 9.12    No Partnership or Joint Venture. Nothing contained in this Agreement shall be deemed or construed by the parties hereto or by any third person to create the relationship of principal and agent or of partnership or of joint venture.
SECTION 9.13    No Proceedings. The Seller hereby agrees that it will not institute against Buyer or Issuer, or join any other Person in instituting against Buyer or Issuer, any insolvency proceeding (namely, any proceeding of the type referred to in the definition of Insolvency Event) so long as any Obligation payable to any Third Party Financier shall be due and unpaid or there shall not have elapsed one year plus one day since the last day on which any such Obligations shall have been due and unpaid. The agreement of the Seller set forth in this Section 9.13 shall survive the termination of this Agreement. The foregoing shall not limit the right of the Seller to file any claim in or otherwise take any action with respect to any insolvency proceeding that was instituted against Buyer or Issuer by any Person other than the Seller or any of its Affiliates (provided that no such action may be taken by the Seller until such proceeding has continued undismissed, unstayed and in effect for a period of ten (10) days).
SECTION 9.14    Severability of Provisions. If any one or more of the covenants, agreements, provisions or terms of this Agreement or any of the other Transaction Documents shall for any reason whatsoever be held invalid, then the unenforceable covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement or the other Transaction Documents (as applicable) and shall in no way affect the validity or enforceability of the other provisions of this Agreement or any of the other Transaction Documents.
SECTION 9.15    Further Assurances. (a) Each of the parties hereto hereby agrees that it will cooperate in good faith and use commercially reasonable efforts to assist the

Administrative Agent in any sale or securitization of the Specified Assets to take place after the Conversion Date; provided, however, that each of the parties hereto agrees that it shall not be obligated to take any action (including making any changes or amendments to any of the Basic Documents), or provide any consent if such party would thereby incur any material obligations or liabilities as a result thereof; provided, further, that the Administrative Agent shall, at the written request of the assisting party, offer such party indemnification reasonably satisfactory to such party against any costs, liabilities and expenses incurred in providing any requested assistance.
(b)    In the event of any Regulatory Change (as defined in the Note Purchase Agreement) which results in either (i) a determination that any CP Conduit is required, under generally accepted accounting principles, to consolidate its financial statements with any other entity, or (ii) a cost arising under Section 2.3 of the Note Purchase Agreement, the parties hereto agree to negotiate in good faith to amend the Basic Documents in order to eliminate the consolidation requirement; provided, however, that no party shall be obligated to take any action (or make any amendments) if in the reasonable opinion of such party any such amendment to the Basic Documents will be unlawful or otherwise disadvantageous or inconsistent with its policies or regulatory restrictions or result in any liability, unreimbursed cost or expense to such party.
SECTION 9.16    Survival. The representations and warranties set forth in this Agreement shall survive the transfer of the Specified Assets to the Buyer, the contribution of the Specified Assets by the Buyer to the Issuer and the further pledge by the Issuer to the Indenture Trustee and shall continue in full force and effect until the first day following the Purchase Termination Date on which the Obligations are paid in full.
SECTION 9.17    Amendment and Restatement. This Agreement amends and restates in its entirety the Original Agreement among the parties hereto. Upon the occurrence of the Restatement Date, (a) the terms and provisions of the Original Agreement shall be amended, superseded and restated in their entirety by the terms and provisions of this Agreement and, unless expressly stated to the contrary, each reference to the Original Agreement in any of the Basic Documents or any other document, instrument or agreement delivered in connection therewith shall mean and be a reference to this Agreement, (b) this Agreement is not intended to and shall not constitute a novation of the Original Agreement or the obligations and liabilities existing thereunder, (c) with respect to any date or time period occurring and ending prior to the Restatement Date, the rights and obligations of the parties to the Original Agreement shall be governed by the Original Agreement and the other Basic Documents (as defined therein) and (d) with respect to any date or time period occurring and ending on or after the Restatement Date, the rights and obligations of the parties hereto shall be governed by this Agreement and the other Basic Documents (as defined herein). The liens, security interests and other interests in the Specified Assets granted under the Original Agreement are and shall remain legal, valid, binding and enforceable to the extent also constituting Specified Assets hereunder. Each of the parties hereto hereby acknowledges and confirms the continuing existence and effectiveness of such liens, security interests and other interests in such Specified Assets granted under the Original Agreement, and further agrees that the execution and delivery of this Agreement shall not in any way release, diminish, impair, reduce or otherwise affect such liens, security interests and other interests in such Specified Assets granted under the Original Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereby have caused this Agreement to be executed by their respective officers hereunto duly authorized as of the date and year first above written.

ALLIANCE LAUNDRY SYSTEMS LLC, in its individual capacity as Seller and as Servicer

By:	/s/ Todd M. Rice
Name: Todd M. Rice
Its: Vice President, Treasurer, and Assistant
Secretary
Purchase Agreement

ALLIANCE LAUNDRY EQUIPMENT RECEIVABLES 2015 LLC

By:	/s/ Todd M. Rice
Name: Todd M. Rice
Its: President
Purchase Agreement

APPENDIX A
DEFINITIONS
A.    All capitalized terms used in this Agreement but not otherwise defined shall have the respective meanings assigned to them in Part I of Appendix A to the Pooling and Servicing Agreement. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):
“Aggregate Unpaid Balance” is defined in Section 2.10 of this Agreement.
“Agreement” is defined in the preamble to this Agreement.
“Authorized Officer” means, with respect to Buyer or the Seller, the Chief Executive Officer, the President, the Vice President, the Secretary, the Assistant Secretary, the Chief Financial Officer, the Treasurer, the Assistant Treasurer and any other Officer duly appointed by its board of managers.
“Bank Account” means any “deposit account” as defined in Section 9-102(a)(29) of the UCC, whether now owned or hereafter acquired by the Issuer.
“Buyer” is defined in the preamble to this Agreement.
“Collections” means, with respect to any Purchased Loan, all cash collections and other proceeds, whether in the form of cash, checks, drafts or other instruments, in respect of such Purchased Loan, Related Assets with respect to such Purchased Loan, whether the same represent principal, Finance Charges, insurance proceeds of Related Security (that the Seller or the Servicer applies in the ordinary course of its business to amounts owed in respect of any such Purchased Loan and net proceeds of any sale or other disposition of repossessed goods that were the subject of any such Purchased Loan), or otherwise, including all such amounts received on or after the applicable Loan Cutoff Date for such Purchased Loan.
“Common Non-Trust Collateral” is defined in Section 5.1(k) of this Agreement.
“Common Trust Collateral” is defined in Section 5.1(k) of this Agreement.
“Contract” means an agreement between the Seller and any Person pursuant to which such Person is obligated to make payments in respect of any Purchased Loans or Related Assets.
“Credit Agreement” means the Credit Agreement, dated as of August 31, 2015, among Alliance Laundry Systems LLC, Alliance Laundry Holdings LLC, the lenders party thereto from time to time, Bank of America, N.A., as administrative agent and swing line lender, Bank of Montreal, as an issuing lender, Merrill Lynch, Pierce, Fenner & Smith Incorporated, BMO Capital Markets Corp. and PNC Capital Markets LLC, as joint lead arrangers and joint bookrunners, and the other agents identified therein, as such agreement may, for the avoidance of doubt, be amended, restated, modified, supplemented, refinanced or replaced from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is treated as a single employer with the Seller under Section 414 of the Code.
“ERISA Event” shall mean (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan; (b) the adoption of any amendment to a Plan that would require the provision of security pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA; (c) the failure to satisfy the minimum funding standards of Section 412 of the Code or Section 302 of ERISA, whether or not waived, with respect to any Plan; (d) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (e) the incurrence of any liability under Title IV of ERISA upon the termination of any Plan or the withdrawal or partial withdrawal of the Seller or any ERISA Affiliates from any Plan or Multiemployer Plan; (f) the receipt by the Seller or any ERISA Affiliate from the Pension Benefit Guaranty Corporation of any notice relating to the intention to terminate any Plan or to appoint a trustee to administer any Plan; (g) the receipt by the Seller or any ERISA Affiliate of any notice concerning the imposition of withdrawal liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent, within the meaning of Title IV of ERISA; and (h) the occurrence of a “prohibited transaction” with respect to which the Seller is a “disqualified person” (within the meaning of Section 4975 of the Code) or with respect to which the Seller could otherwise be liable.
“Federal Reserve Board” means the Board of Governors of the Federal Reserve System, or any successor thereto or to the functions thereof.
“Finance Charges” means, with respect to a Contract, any finance, interest, late payment charges or similar charges owing by an Obligor pursuant to such Contract.
“Funding Date” means the Purchase Date on which Seller transfers property to the Buyer, and the date on which Buyer further transfers to the Issuer, Purchased Loans or an interest therein and, if applicable, the same are financed by a Third Party Financier.
“Funding Date Data Pool Report” means, with respect to any Funding Date related to the Loans, a report containing (i) a complete data profile report in Excel format substantially in the form to be agreed among the Seller, the Buyer and the Administrative Agent prior to the Restatement Date (including updated data of the Specified Assets held by the Buyer as of the end of such Funding Date, after giving effect to the contemplated transfer of Specified Assets on such Funding Date), (ii) the invoice numbers and associated Unpaid Balances of all Loans to be acquired by Buyer on such Funding Date, (iii) the Schedule of Loans as of the Loan Cutoff Date (which shall identify which Loans are Eligible Loans) and (iv) any other information reasonably requested by Buyer, the Indenture Trustee, the Administrative Agent or the Required Noteholders.
“GAAP” shall mean generally accepted accounting principles in the United States of America as in effect from time to time set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board and the rules and regulations of the Securities and Exchange Commission.

“Indemnifying Party” is defined in Section 8.1 of this Agreement.
“Initial PA Assignment” is defined in Section 2.3(a) of this Agreement.
“Loan Documents” shall mean, with respect to a Loan, the following documents:
(i)    the fully executed endorsed original of the Equipment Note;
(ii)    the original, fully executed Guaranty executed in respect of such Loan, if any;
(iii)    the original, fully executed security agreement executed for such Loan, if any;
(iv)    the acknowledgement from the applicable state or other governmental recording office confirming receipt of the UCC financing statement for such Loan filed by the Seller against the Obligor with respect to the related Equipment or the original UCC financing statement or a file-stamped copy of such financing statement with recording information indicated thereon;
(v)    the Delivery and Acceptance Receipt for the Equipment relating to such Loan; and
(vi)    the assignment of lease, landlord waiver, mortgagee waiver or deed, in each case, with respect to the real property on which the Equipment is located, if any.
“Material Adverse Effect” means, with respect to any event or circumstances, a material adverse effect on (a) the business, financial condition, operations or assets of the Issuer or of the Issuer, Buyer, the Seller or the Servicer (taken as a whole), (b) the ability of the Issuer, Buyer, the Seller or the Servicer to perform its obligations under any Basic Document, (c) the validity, enforceability of, or collectibility of, amounts payable by the Issuer, Buyer, the Seller or the Servicer under any Basic Document to which it is a party, (d) the status, existence, perfection or priority of the interest of any of the Third Party Financiers in the Specified Assets, (e) the validity, enforceability or collectibility of all or any portion of the Specified Assets (amounts in excess of $1,000,000 shall be deemed to result in a Material Adverse Effect) or (f) the ability of any of the Third Party Financiers to exercise its control or consent rights or monitor the performance of the Specified Assets and compliance of the Issuer, Buyer, the Seller or the Servicer to the Basic Documents.
“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
“Non-Trust Loan” is defined in Section 5.1(k) of this Agreement.
“Obligations” means (a) all obligations of Buyer and the Issuer to the Third Party Financiers arising under or in connection with the applicable Third Party Documents, and (b) all obligations of the Seller to Buyer and any other RPA Indemnified Party arising under or in connection with this Agreement or any other Transaction Documents, in each case howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due.
“Obligor” means a Person obligated to make payments pursuant to a Purchased Loan and/or Contract.
“PA Assignment” is defined in Section 2.3(b) of this Agreement.
“PBGC” or “Pension Benefit Guaranty Corporation” means the Pension Benefit Guaranty Corporation created under Section 4002(a) of ERISA or any successor thereto.
“Permitted Adverse Claim” means (a) ownership, security interests or other rights and interests arising under the Transaction Documents and the Third Party Documents, (b) any Adverse Claim to be released simultaneously with the Purchase by Buyer hereunder, (c) Adverse Claims arising solely as a result of any action taken by any Third Party Financier under this Agreement or the applicable Transaction Documents, and (d) any tax, mechanics’ or other similar Liens that arise by operation of law.
“Plan” means any defined benefit plan maintained or contributed to by the Seller or any Subsidiary of the Seller or by any ERISA Affiliate of the Seller and which is insured by the PBGC and subject to Title IV of ERISA, other than a Multiemployer Plan.
“Purchase” means each purchase of Specified Assets by Buyer from the Seller under this Agreement.
“Purchase Date” means each date on which Specified Assets have been, may or shall be transferred by the Seller to the Buyer.
“Purchase Price” is defined in Section 2.10 of this Agreement.
“Purchase Termination Date” means the earlier to occur of (a) the date specified by the Seller pursuant to Section 7.1 of this Agreement and (b) the date on which any event referred to in Section 7.2 of this Agreement initially occurs.
“Purchased Loans” is defined in Section 2.2 of this Agreement.
“Records” means, with respect to any Purchased Loan, all Contracts and other documents, books, records and other information (including, without limitation, computer tapes, disks, punch cards, data processing software and related property and rights) relating to such Purchased Loan, any Related Security therefor and the related Obligor.
“Related Assets” is defined in Section 2.2 of this Agreement.
“Related Security” means, with respect to any Purchased Loan:
(i)    the Loan Documents related thereto;

(ii)    all of Seller’s rights to the related Equipment, including all security interests therein granted by Obligors pursuant to the Loan Documents related to such Purchased Loan and any other Collateral securing such Purchased Loan;
(iii)    all rights, remedies, powers and privileges of the Seller under the applicable Loan Documents (including all rights of the Seller in and to the Equipment and other interests that are the subject of the applicable Loans);
(iv)    all Servicing Records and other books and Records relating to any of the foregoing;
(v)    all recourse or support obligations, surety bonds, guarantees, indemnities and security relating to any of the foregoing and all letters of credit related thereto and all Proceeds thereof;
(vi)    all insurance policies covering the related Equipment and any proceeds with respect thereto;
(vii)    to the extent not included in the foregoing, all “accounts,” “chattel paper,” “instruments,” “goods” and “general intangibles” (as defined in the UCC) relating to or constituting any and all of the foregoing in whole or in part; and
(viii)    all replacements, substitutions, distributions on, or Proceeds of, any of the foregoing.
“Reporting Date” means:
(a)    if ALH is required to report its financial statements to only the Securities and Exchange Commission, such date following the end of ALH’s annual or quarterly period as the Securities and Exchange Commission shall require for delivery of financial statements to it by ALH;
(b)    if ALH is required to report its financial statements to only the Ontario Securities Commission, such date following the end of ALH’s annual or quarterly period as the Ontario Securities Commission shall require for delivery of financial statements to it by ALH;
(c)    if ALH is required to report its financial statements to both the Securities and Exchange Commission and the Ontario Securities Commission, the earlier of such dates as such commission shall require for delivery of financial statements to it by ALH; or
(d)    if ALH is not required to report its financial statements to either the Securities and Exchange Commission or the Ontario Securities Commission, forty-five (45) days after the end of each fiscal quarter of ALH and ninety (90) days after the end of each fiscal year of ALH.
“RPA Indemnified Losses” is defined in Section 8.1 of this Agreement.
“RPA Indemnified Party” is defined in Section 8.1 of this Agreement.

“Securities Act” means the Securities Act of 1933, as amended.
“Seller” means ALS.
“Seller Specified Assets Review” is defined in Section 5.1(c) of this Agreement.
“Servicing Records” shall mean all servicing records, including any and all servicing agreements, files, documents, records, data bases, computer tapes, copies of computer tapes, proof of insurance coverage, insurance policies, other closing documentation, payment history records, and any other records relating to or evidencing the servicing of the Specified Assets.
“Specified Assets” is defined in Section 2.2 of this Agreement.
“Subsequent PA Assignment” means an assignment by the Seller, substantially in the form of Exhibit A-2 to this Agreement, evidencing Buyer’s acquisition of the Specified Assets generated by the Seller, as it may be amended, supplemented or otherwise modified from time to time.
“Subsidiary” of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Seller.
“Tax or ERISA Lien” means a lien arising under Section 6321 of the Internal Revenue Code or Section 303(k) or 4068 of ERISA.
“Termination of Sale Notice” is defined in Section 7.1 of this Agreement.
“Third Party Documents” means the Pooling and Servicing Agreement, and with respect to a Third Party Financier, all other documents executed in connection with the financing or guaranty or credit enhancement provided by such Third Party Financier (other than the Transaction Documents).
“Third Party Financier” means (i) the Noteholders under the Indenture and any agent thereof, and (ii) a Person other than Buyer, the Seller or its Affiliate which is to acquire from Buyer the title, ownership, beneficial interest or security interest in any Specified Assets pursuant to the applicable Third Party Documents.
“Total Consideration” is defined in Section 2.12(a) of this Agreement.
“Transaction Documents” means, collectively, this Agreement, the Pooling and Servicing Agreement, each Contract, the Lockbox Agreements, the Seller’s certificate of formation and limited liability company agreement and all other instruments, documents and agreements executed and delivered by the Seller in connection therewith.

“UCC” means the Uniform Commercial Code as from time to time in effect in the specified jurisdiction.
“Unpaid Balance” means, with respect to any Purchased Loan as of the Loan Cutoff Date for such Purchased Loan, the unpaid principal balance of such Purchased Loan, as shown on the books of the Seller as of such date and as of any Accounting Date, the Loan Balance thereof.
“Write-Off” means any Purchased Loan that, consistent with the Credit and Collection Policy, has been written off as uncollectible.
B.    Other Interpretative Matters. For purposes of any Transaction Document, unless otherwise specified therein: (1) accounting terms used and not specifically defined therein shall be construed in accordance with GAAP; (2) terms used in Article 9 of the New York UCC, and not specifically defined in that Transaction Document, are used therein as defined in such Article 9; (3) the term “including” means “including without limitation,” and other forms of the verb “to include” have correlative meanings; (4) references to any Person include such Person’s permitted successors; (5) in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”; (6) the words “hereof”, “herein” and “hereunder” and words of similar import refer to such Transaction Document as a whole and not to any particular provision of such Transaction Document; (7) references to “Section,” “Schedule” and “Exhibit” in such Transaction Document are references to Sections, Schedules and Exhibits in or to such Transaction Document; (8) the various captions (including any table of contents) are provided solely for convenience of reference and shall not affect the meaning or interpretation of such Transaction Document; and (9) references to any statute or regulation refer to that statute or regulation as amended from time to time, and include any successor statute or regulation of similar import.

APPENDIX B
Notice Addresses and Procedures
All requests, demands, directions, consents, waivers, notices, authorizations and communications provided or permitted under this Agreement to be made upon, given or furnished to or filed with the Seller, the Servicer, the Transferor or any Third Party Financier shall be in writing, personally delivered, sent by e-mail return receipt requested or mailed by certified mail return receipt requested, and shall be deemed to have been duly given upon receipt:
(a)    in the case of the Buyer, at the following address:
Alliance Laundry Equipment Receivables 2015 LLC
c/o The Corporation Trust Company
1209 Orange Street
Wilmington, Delaware 19801
with a copy to:
Alliance Laundry Equipment Receivables 2015 LLC
221 Shepard Street
Suite 200
Ripon, WI 54971-0990
Attention: General Counsel
Email: rob.macklin@alliancels.com
Telephone: (920) 748-7320
(b)    in the case of the Seller and the Servicer, at the following address:
Alliance Laundry Systems LLC
221 Shepard Street
P.O. Box 990
Ripon, WI 54971-0990
Attention: Chief Financial Officer
Email: todd.rice@alliancels.com
Telephone: (920) 748-1716
with a copy to:
Alliance Laundry Systems LLC
221 Shepard Street
P.O. Box 990
Ripon, WI 54971-0990
Attention: General Counsel
Email: rob.macklin@alliancels.com
Telephone: (920) 748-7320

with a copy to:
Baker & McKenzie LLP
300 East Randolph St., Suite 5000
Chicago, IL 60601
Email: jai.khanna@bakermckenzie.com
(c)    in the case of the Indenture Trustee, at its Corporate Trust Office
(d)    in the case of the Issuer or the Owner Trustee, to the Owner Trustee at its
Corporate Trust Office, with copies to:
Alliance Laundry Equipment Receivables 2015 LLC
221 Shepard Street
Suite 200
Ripon, WI 54971-0990
Attention: Chief Financial Officer
Email: todd.rice@alliancels.com
Telephone: (920) 748-1716
and:
Alliance Laundry Equipment Receivables 2015 LLC
221 Shepard Street
Suite 200
Ripon, WI 54971-0990
Attention: General Counsel
Email: rob.macklin@alliancels.com
Telephone: (920) 748-7320
and:
Baker & McKenzie LLP
300 East Randolph St., Suite 5000
Chicago, IL 60601
Email: jai.khanna@bakermckenzie.com
The Issuer shall promptly transmit any notice received by it from the Noteholders to the Indenture Trustee and the Indenture Trustee shall likewise promptly transmit any notice received by it from the Noteholders to the Issuer.
(e)    in the case of the Noteholders, to:
PNC Bank, National Association
300 Fifth Avenue

Pittsburgh, PA 15222
Attention: Robyn Reeher
Telephone: 412-768-3090
Fax: 844-679-0703
E-mail: robyn.reeher@pnc.com / abfadmin@pnc.com
Fifth Third Bank
c/o Asset Securitization Group
38 Fountain Square Plaza, MD 109046
Cincinnati, OH 45202
Attention: Andrew D. Jones
Telephone: 513-534-0836
Fax: 513-534-0319
E-mail: Andrew.Jones@53.com
E-mail: 53.Securitization.Bancorp@53.com
with a copy to:
c/o Asset Securitization Group
38 Fountain Square Plaza, MD 109046
Cincinnati, OH 45202
Attention: Patrick Berning
Telephone: 513-534-4661
Fax: 513-534-0319
E-mail: Patrick.Berning@53.com
E-mail: Richard.Manning@53.com
Bank of Montreal
BMO Capital Markets Corp.
115 S. LaSalle Street, 25th Floor West
Chicago, IL 60603
Attention: Conduit Management Team / Karen Louie
Telecopy No.: (312) 461-3189 / (312) 293-4908
E-mail: fundingdesk@bmo.com
E-mail: Karen.louie@bmo.com
or at such other address as shall be designated by such party in a written notice to the other parties to this Agreement.
Where any Basic Document provides for notice to the Noteholders of any condition or event, such notice shall be sufficiently given (unless otherwise expressly provided in a Basic Document) if it is in writing and mailed, first-class, postage prepaid to each Noteholder affected by such condition or event, at such Person’s address as it appears on the Note Register, not later than the latest date, and not earlier than the earliest date, prescribed in such Basic Document for the giving of such notice. If notice to Noteholders is given by mail, neither the failure to mail such notice nor any defect in any notice so mailed to any particular Noteholder shall affect the sufficiency of such notice with respect to other Noteholders, and any notice that is mailed in the manner herein provided shall conclusively be presumed to have been duly given regardless of whether such notice is in fact actually received.